Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in MarkWest Energy Partners, L.P. Registration Statement Nos. 333-184605 (as amended by Post-Effective Amendments No. 1 and No. 2), 333-186011, 333-190438, 333-194013, 333-199280 and 333-206234 on Form S-3, and Registration Statement Nos. 333-91120, 333-151159, 333-151162, 333-151164, and 333-184615 on Form S-8 of our report dated February 27, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in MPLX LP’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

Toledo, OH

November 12, 2015